Exhibit 99.1

Minneapolis, MN – July 26, 2004: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the second quarter ended June 30, 2004.  Highlights are as follows:

Eschelon Telecom, Inc.

Unaudited Consolidated Financial and Operating Data

(dollars in thousands, except per unit amounts)

	2Q 2004	1Q 2004	2Q 2003
Total Revenue	$39,151	$38,195	$35,405
Network Gross Margin (%)	63%	63%	60%
BTS Gross Margin (%)	40%	35%	36%
Total Gross Margin (%)	61%	60%	57%
EBITDA	$6,657	$6,347	$3,884
Capital Expenditures	$6,789	$7,041	$8,054
Cash	$23,843	$23,596	$9,342

Voice ALEs In Service	162,622	159,354	144,396
Data ALEs In Service	63,327	56,180	36,825
Total ALEs In Service	225,949	215,534	181,221
ALEs On Switch (%)	77.4%	75.6%	69.6%
ALEs Sold	22,773	19,463	20,889
Gross ALE Additions	20,340	21,430	20,299
Net ALE Additions	9,113	13,037	11,437
Monthly Churn (%)	1.52%	1.55%	1.71%
Network Revenue per ALE	$49.06	$50.42	$52.98

Total Associates (FTE)	918	885	890
Total Sales Associates	195	173	189
Network Sales Associates	156	140	152

•                  Strong sequential and annual access line growth of 4.8% and 24.7%, respectively.

•                  Continued low customer line churn at 1.52% per month.

•                  Record revenue and EBITDA of $39.2 million and $6.7 million, respectively.

•                  Third sequential quarter of positive cash generated from operations.

•                  Cash position of $23.8 million at June 30, 2004.

“We are pleased to have continued 2004 by achieving solid second quarter results,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer. “From the second quarter of 2003, revenue is up 10.6%, access lines are up 24.7%, churn is down 10.9% and EBITDA is up 71.4%.  All of our financial and operating metrics are within acceptable ranges – so we continue to perform as per our expectations.  Our only disappointment during the quarter was the FCC’s and the Solicitor General’s decision not to appeal USTA II to the Supreme Court as we had hoped.  While we do not believe this will have any impact on our 2004 results, we are concerned about the uncertainty it has created in our industry and about its potential impact on our results in 2005 and beyond.  We plan to address this more on our upcoming conference call.”

Total revenues for the second quarter of 2004 were $39.2 million, an increase of $1.0 million from the first quarter of 2004 and an increase of $3.7 million from the second quarter of 2003.

Total revenues increased from the first quarter of 2004 and the second quarter of 2003 due to growth in access lines of 4.8% and 24.7% respectively, partially offset by declines in average revenue per line.  Average revenue per line declined from $52.98 in the second quarter of 2003 to $50.42 per line in the first quarter of 2004 and $49.06 in the second quarter of 2004.  Reductions in access rates and competitive pricing for data services were the major causes for the revenue per line decline.

Total gross margin improved to $23.7 million in the second quarter of 2004, an increase of $1.0 million from the first quarter of 2004 and an increase of $3.7 million from the second quarter of 2003.

These increases were largely a function of higher levels of revenue and an increased percentage of lines on switch.

Cash operating expenses for the second quarter of 2004 were $17.1 million, an increase of $0.7 million from the first quarter of 2004 and an increase of $0.9 million from the second quarter of 2003.  The increase from the first quarter of 2004 was due to higher payroll, commission and fringe benefit expenses in the second quarter of 2004.  The increase from the second quarter of 2003 was due to higher average payroll and fringe benefit expenses, and an increase in operating taxes.

EBITDA for the second quarter of 2004 was $6.7 million, an increase of $0.3 million from the first quarter of 2004 and an increase of $2.8 million from the second quarter of 2003.  EBITDA is a non-GAAP measure.  Below is a schedule reconciling EBITDA with reported GAAP net income.

Eschelon Telecom, Inc.

Consolidated EBITDA to Net Income Reconciliation

(in thousands)

	2Q 2004	1Q 2004	2Q 2003
EBITDA	$6,657	$6,346	$3,884
Depreciation and amortization	(7,277)	(7,934)	(8,056)
Interest expense	(2,760)	(2,314)	(448)
Deferred compensation	—	(20)	—
Loss on disposal of assets	(23)	(1)	(36)
Income taxes	—	—	—
Interest income	26	11	55
Gain on debt restructuring	—	18,195	—
NET INCOME	$(3,377)	$14,283	$(4,601)

Capital expenditures for the second quarter of 2004 were $6.8 million, a decrease of $0.3 million from the first quarter of 2004 and a decrease of $1.3 million from the second quarter of 2003.  Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.  These reported variances are within a normal range.

Cash on hand at June 30, 2004 was $23.8 million, an increase of $0.2 million from the first quarter of 2004 and an increase of $14.5 million from the second quarter of 2003.  The increase in cash from the second quarter of 2003 was primarily due to the issuance of the company’s 8 3/8% senior second secured notes on March 17, 2004.

Investor Call

Management is holding an investor conference call on Monday, July 26, 2004 at 2:00 PM CST / 3:00 PM EST to discuss quarterly results.  Investors are invited to participate by dialing (800) 366-7449.  A replay will be available through August 4, 2004 by dialing (800) 405-2236 (passcode 11001710#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. Headquartered in Minneapolis, Minnesota, the company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.  Eschelon employs approximately 900 telecommunications/Internet professionals and has more than 225,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado and Nevada. For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with ILECs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Unaudited Consolidated Statement of Operations

(in thousands)

	2Q 2004	1Q 2004	2Q 2003
Revenue:
Network services	$32,745	$32,112	$28,188
BTS	6,406	6,083	7,217
	39,151	38,195	35,405

Cost of revenue:
Network services	11,592	11,765	11,184
BTS	3,818	3,662	4,189
	15,410	15,427	15,373

Gross profit:
Network services	21,153	20,347	17,004
BTS	2,588	2,421	3,028
	23,741	22,768	20,032

Operating expenses:
Sales, general and administrative	17,084	16,422	16,148
Depreciation and amortization	7,277	7,934	8,056
Operating loss	(620)	(1,588)	(4,172)

Other income (expense):
Interest income	26	11	55
Interest expense	(2,760)	(2,314)	(448)
Gain on debt restructuring	—	18,195	—
Other expense	(23)	(21)	(36)
Income (loss) before taxes	(3,377)	14,283	(4,601)
Income taxes	—	—	—
Net income (loss)	$(3,377)	$14,283	$(4,601)

Eschelon Telecom, Inc.

Unaudited Consolidated Statement of Operations

(in thousands)

	June YTD 2004	June YTD 2003
Revenue:
Network services	$64,857	$54,842
BTS	12,490	12,477
	77,347	67,319

Cost of revenue:
Network services	23,357	21,849
BTS	7,480	7,556
	30,837	29,405

Gross profit:
Network services	41,500	32,993
BTS	5,010	4,921
	46,510	37,914

Operating expenses:
Sales, general and administrative	33,506	31,596
Depreciation and amortization	15,212	15,705
Operating loss	(2,208)	(9,387)

Other income (expense):
Interest income	38	147
Interest expense	(5,074)	(879)
Gain on debt restructuring	18,195	—
Other expense	(44)	(106)
Income (loss) before taxes	10,907	(10,225)
Income taxes	—	—
Net income (loss)	$10,907	$(10,225)

Eschelon Telecom, Inc.

Unaudited Consolidated Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$23,843	$8,606
Accounts receivable	12,106	13,537
Other receivables	3,177	2,097
Inventories	3,141	3,169
Prepaid expenses	2,155	2,046
Total current assets	44,422	29,455

Property and equipment, net	85,966	86,777

Other assets	1,392	1,269
Goodwill	7,168	7,168
Intangible assets, net	29,678	29,052
Total assets	$168,626	$153,721

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,140	$4,582
Accrued telecommunications costs	6,876	6,939
Accrued expenses	6,264	3,240
Deferred revenue	3,720	3,000
Accrued compensation expenses	3,399	4,261
Capital lease obligations, current maturities	521	1,020
Total current liabilities	26,920	23,042

Long-term liabilities:
Capital lease obligations	1,552	576
Notes payable	85,332	86,226
Total liabilities	113,804	109,844

Series A convertible preferred stock	50,656	48,948

Stockholders’ equity (deficit):
Common stock	47	45
Additional paid-in capital	118,413	120,105
Accumulated deficit	(114,260)	(125,167)
Deferred compensation	(34)	(54)
Total stockholders’ equity (deficit)	4,166	(5,071)
Total liabilities and stockholders’ equity (deficit)	$168,626	$153,721